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                                                                    Exhibit 10.3


                                INTERVOICE, INC.

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") executed as of September 5, 2003, and effective as of August 27, 2003, by and between Intervoice, Inc., a Texas corporation with its principal executive offices at 17811 Waterview Parkway, Dallas, Texas 75252 (the "Company"), and Craig E. Holmes (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Employee and the Company desire to enter into this Agreement to provide for certain terms and conditions of Employee's employment by the Company.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.       DEFINITIONS.

         In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used herein shall have the following meanings, unless the context or use indicates a different meaning:

         "Cause" means (a) any act by the Employee that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the willful failure by the Employee to substantially perform his duties hereunder, which duties are within the control of the Employee (other than the failure resulting from the Employee's incapacity due to physical or mental illness), provided, however, that the Employee shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Employee receives written notice from the Company specifying with reasonable particularity the actions of Employee which constitute a violation of this subsection (b) and (2) within a period of 30 days after receipt of such notice (and during which the violation is within the control of the Employee), Employee fails to reasonably and prospectively cure such violation.

         "Common Stock" means the Company's common stock, no par value per share.

         An "Event of Default" means the occurrence of any of the following events, unless remedied or otherwise cured within 30 days after the Company's receipt of written notice from the Employee of such event, (a) a breach by the Company of any of its express or implied obligations under this Agreement, (b) without his prior concurrence, the Employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the term of this Agreement, or his reporting responsibilities or titles in effect at such time are changed, (c) the Employee's base compensation is reduced or any other failure by the Company to comply

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with Section 4, or (d) any change in any employee benefit plans or arrangements in effect on the date hereof in which the Employee participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company.

2.       EMPLOYMENT.

         The Company hereby employs the Employee and the Employee hereby accepts employment on the terms and conditions set forth herein.

3.       TERM.

         The initial term of this Agreement shall be from August 27, 2003 until August 31, 2005 unless sooner terminated in accordance with the provisions herein regarding termination. Subject to earlier termination as provided herein, the initial term of this Agreement shall be automatically extended for one (1) year from September 1, 2005, unless either the Employee or the Company gives written notice to the other of its intention not to extend this Agreement six months or more prior to August 31, 2005.

4.       COMPENSATION.

         (a) Base Salary. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary of $225,000 per year. Such salary shall be payable in equal semi-monthly installments in accordance with the customary payroll policies of the Company in effect at the time such payment is made, or as otherwise mutually agreed upon. Effective as of March 1 of each year during the term hereof, the Company's Chief Executive Officer, in consultation with the Compensation Committee of the Company, shall review Employee's performance for the prior fiscal year and make such adjustments in base salary from time to time at their discretion as the Employee and the Company may agree.

         (b) Annual Bonus. As of the date this Agreement is executed, the Company's executive officers are not eligible to earn a cash bonus as part of their compensation. If and when all of the Company's other executive officers become eligible to earn a cash bonus for any fiscal year or years, the Employee will also become eligible to earn a cash bonus for the same fiscal year or years. The terms of any plan for a cash bonus for any fiscal year during the term of this Agreement will be structured by the Company such that if the plan objectives are achieved at 100% (as 100% achievement is defined or otherwise described under the terms of any such plan for a cash bonus), Employee will earn a cash bonus equal to 50% of Employee's base salary for the full fiscal year, if the cash bonus plan is in effect for the full fiscal year, or, if the cash bonus plan is in effect for less than a full fiscal year, 50% of Employee's base salary for the number of months during the fiscal year that the cash bonus plan is in effect.

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         (c) Bonus. In addition to the Employee's annual base salary and other benefits provided for in this Agreement, the Company may pay to the Employee on an annual basis a discretionary bonus in an amount to be approved by the Board of Directors of the Company; provided, however, in no event shall the bonus payable hereunder, if any, exceed Employee's annual base salary provided for in
Section 4(a).

         (d) Benefits. The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executive officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary and bonuses (if any) payable to the Employee pursuant to Subsections 4(a), (b) and (c).

         (e) Stock Option. In consideration of the Employee's execution of this Agreement, the Company has granted effective August 27, 2003 an option to purchase an aggregate of 100,000 shares of the Company's Common Stock to the Employee pursuant to the Company's 2003 Stock Option Plan (the "Stock Option"). The exercise price per share for the Stock Option is based on the arithmetic average of the high and low trading prices for the Company's Common Stock on the Nasdaq National Market on August 27, 20003. The Stock Option will vest in three equal amounts on each of the first three anniversaries of the date the Stock Option was granted. The Stock Option will be subject to the terms and conditions of the stock option agreement attached as Exhibit A to this Agreement (the "Stock Option Agreement").

         (f) Expenses. Upon receipt of itemized vouchers, expense account reports, and supporting documents submitted to the Company in accordance with the Company's procedures from time to time in effect, the Company shall reimburse Employee for all reasonable and necessary travel, entertainment, and other reasonable and necessary business expenses incurred ordinarily and necessarily by Employee in connection with the performance of his duties hereunder.

         (g) Vacation. For vacation purposes, the Employee shall be subject to the Company's standard vacation policy based on his years of employment with the Company.

5.       POSITION, DUTIES, EXTENT OF SERVICES AND SITUS.

         (a) Position and Duties. Employee shall serve as the Executive Vice President and Chief Financial Officer of the Company, and report directly to the Company's Chief Executive Officer and, subject to the authority of the Company's Chief Executive Officer and Board of Directors, shall have such powers and duties as may from time to time be prescribed by the Company's Chief Executive Officer and/or Board of Directors, provided that such duties are reasonable and customary for an Executive Vice President and Chief Financial Officer of a public company.

         (b) Extent of Services and Situs. The Employee shall devote substantially all of his business time, attention, and energy to the business and affairs of the Company and shall not during the term of his employment under this Agreement engage in any other business activity which could

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constitute a conflict of interest, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. This shall not be construed as preventing the Employee from managing his current investments or investing his assets in such form or manner as will not require any services on the part of the Employee in the operation and the affairs of the companies in which such investments are made, subject to the provisions of Sections 6 and 27. The Employee shall not be required to change the principal place of his employment to a location which is more than 15 miles further away from his principal residence than such principal place of employment at the time of the execution of this Agreement:

6.       COVENANT NOT TO COMPETE.

         (a) The Employee acknowledges that (i) as a result of his position and tenure with the Company he will receive specialized and unique training and knowledge concerning the Company, its business, its customers and the industry in which it competes, (ii) the Company's business, in large part, depends upon its exclusive possession and use of the Proprietary Information (as defined in Section 27), (iii) the Company is entitled to protection against the unauthorized disclosure or use by Employee of the Proprietary Information or the training and knowledge received by the Employee and (iv) he has received in this Agreement good and valuable consideration for the covenants he is making in this
Section 6 and in Section 27. The Company and the Employee acknowledge and agree that the covenants contained in this Section 6 and in Section 27 are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effects on the Employee and the public. The parties acknowledge that the purpose and effect of the covenants are to protect the Company from unfair competition by the Employee.

         (b) Except as provided in the last sentence of this Section 6(b), during the period in which the Employee renders services to the Company under this Agreement and for twelve (12) months thereafter, the Employee shall not, without the written consent of the Company, own, manage, operate, control, serve as an officer, director, employee, partner or consultant of or be connected in any way with or have any interest in any corporation, partnership, proprietorship or other entity which carries on business activities in competition with the Company's activities in any state of the United States or in any foreign country in which the Company has sold or installed its products or systems or has definitive plans to sell or install its products at any time prior to or at the time of the date of termination of the Employee's employment; except that the Employee may own up to 1% of the shares of any publicly-owned corporation, provided that none of his other relationships with such corporation violates such covenant. Notwithstanding the foregoing, the provisions of this
Section 6 shall not apply if the Employee's employment with the Company is terminated during the term of this Agreement by the Company, unless the Employee is terminated in accordance with Section 7 or for Cause in accordance with Subsection 9(a).

         (c) The Company and the Employee hereby agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration, geographical area or scope, then the parties hereto will consider Section 6 to be amended and modified with respect to that particular area or jurisdiction so

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as to comply with the order of any such court or other constituted legal authority and, as to all other jurisdictions or political subdivisions thereof, the noncompetition covenants contained herein will remain in full force and effect as originally written. The Company and the Employee further agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Section 6(c), then the parties hereto will consider this Section 6 to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such noncompetition covenants are so held void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by the noncompetition covenants, the terms and provisions hereof shall remain in full force and effect as originally written.

         (d) Employee recognizes and acknowledges that the Company would suffer irreparable harm and substantial loss if Employee violated any of the terms and provisions of this Section 6 or Section 27 and that the actual damages which might be sustained by the Company as the result of any breach of this Section 6 or Section 27 would be difficult to ascertain. Employee agrees, at the election of the Company and in addition to, and not in lieu of, the Company's right to terminate Employee's employment and to seek all other remedies and damages which the Company may have at law and/or equity for such breach, that the Company shall be entitled to an injunction restraining Employee from breaching any of the terms or provisions of this Section 6 or Section 27.

7.       COMPENSATION IN THE EVENT OF DISABILITY.

         (a) Disability. If the Employee becomes disabled during the term of this Agreement the Company shall cause to be paid to the Employee an amount equal to his base salary in effect at the time of disability under Subsection 4(a), for the shorter of the duration of the disability or the remainder of the term of this Agreement and, subject to the provisions of Sections 22 and 25, with no liability on its part for further payments to the Employee during the duration of the disability. Subject to Subsection 7(b) below, full compensation shall be reinstituted upon his return to employment and resumption of his duties. For purposes of this Subsection 7(a) the Employee shall be deemed "disabled" when he is unable, for a period of 90 consecutive days, to perform his normal duties of employment due to bodily injury or disease or any other physical or mental disability.

         (b) Complete Disability. The Company shall have the right to terminate the Employee's employment under this Agreement prior to the expiration of the term upon the "Complete Disability" of the Employee as hereinafter defined (provided, however, that upon any termination by the Company for Complete Disability the Company shall comply with its obligations pursuant to Section 10 of this Agreement). The term "Complete Disability" as used in this Subsection 7(b) shall mean (i) the total inability of the Employee, despite any reasonable accommodations required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services provided for hereunder for a period of 120 days, in the aggregate, within any given period of 180 consecutive days during the term of this Agreement in addition to any statutorily required leave of absence, and (ii) where such inability will, in the opinion of a qualified physician (reasonably acceptable to Employee), be permanent and continuous during the remainder of his life.

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8.       COMPENSATION IN THE EVENT OF DEATH.

         If the Employee dies during the term of this Agreement, the Company shall pay to such person as the Employee shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, the Remaining Compensation, and otherwise, comply with the Company's obligations under Section 10 (other than the Company's obligations under subsection 10(ii)), in addition to any payments the Employee's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company, and, except for any obligations of the Company under Sections 22 and 25, all other obligations of the Company hereunder shall cease at the time of the Employee's death.

9.       TERMINATION.

         (a) Upon at least 30 days' prior written notice to the Employee, the Company may terminate the Employee's employment with the Company under this Agreement only for Cause or in accordance with Section 7 and, subject to the provisions of Sections 7, 22 and 25 (and Section 10 solely with respect to a termination pursuant to Section 7), with no liability on its part for further payments to the Employee. The Company may effect a termination for Cause pursuant to this Subsection 9(a) only by the affirmative vote of a majority of the members of the Board of Directors of the Company. In voting upon such termination for Cause, if the Employee is later elected as a member of the Board of Directors of the Company, then he may not vote on, and will not be considered present for any purpose with respect to, a matter presented to the Board of Directors of the Company pursuant to this Subsection 9(a).

         (b) The Employee may terminate his employment with the Company under this Agreement by giving at least 90 days' prior written notice of his desire to terminate employment to the Board of Directors of the Company. If the Employee's employment with the Company under this Agreement is terminated pursuant to this Subsection 9(b), the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 22 and 25.

         (c) If the Employee's employment with the Company is terminated by the Company without Cause or if the Employee terminates his employment with the Company following the occurrence of an Event of Default which has not been waived in writing by the Employee, the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination and will be entitled to receive the benefits provided for under Section 10 with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 7, 22 and 25.

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10.      COMPENSATION AFTER CERTAIN TERMINATIONS.

         If the Employee's employment with the Company is terminated at any time for any reason during the term of this Agreement other than (a) termination by the Company for Cause in accordance with Subsection 9(a) or (b) termination at the election of the Employee pursuant to Subsection 9(b), then, (i) within five days after the date of such termination, the Remaining Compensation (as herein defined) shall become due and payable and shall be paid to the Employee in a single lump sum in cash, and (ii) except for a termination of this Agreement caused by the Employee's death and subject to the last sentence of this Section 10, thirty-three thousand three hundred thirty three (33,333) shares of Common Stock covered by the Stock Option described in subsection 4(e), that are not then exercisable by the Employee shall, notwithstanding the provisions of any other agreement, become immediately exercisable at the close of business on such date of termination and remain exercisable until they are exercised or otherwise would expire in accordance with the terms of the Stock Option Agreement. For purposes of this Section 10, the "Remaining Compensation" shall mean the annual base salary payable to the Employee for one calendar year pursuant to Subsection 4 (a) at the time of termination. For any termination for which the Remaining Compensation becomes due and payable to Employee or his estate, the Company will pay, for a period of twelve (12) months following the month in which the termination of employment occurs, for the Company's group health insurance coverage for Employee and any covered dependents as in effect on such date of termination, to the same extent as if the Employee had continued as an employee; provided, however, that the Company's obligation in this regard shall terminate at such earlier date as the Employee and the Employee's family members who are then under the Company's coverage have become eligible and qualified for comparable coverage (including any preexisting-condition requirements) under another employer's plan. To receive this coverage, the Employee must make a COBRA election in accordance with the Company's policy for COBRA elections. The Company may, in its sole discretion, and in lieu of accelerating the date that 33,333 shares of Common Stock become exercisable under the Stock Option pursuant to subsection 10 (ii) above, send a written notice to Employee on such date of termination that it will pay, and pay, within five (5) business days of such date of termination, the Employee an amount in a single lump sum in cash equal to the annual base salary payable to the Employee for one calendar year pursuant to subsection 4(a), which payment will be in addition to the Company's obligation to pay the Employee the Remaining Compensation.

11.      MITIGATION.

         The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of Employee's employment with the Company, or otherwise.

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12.      ENTIRE AGREEMENT.

         This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings relating to such subject matter, and may be modified or amended only by an instrument in writing signed by the parties hereto.

13.      LAW TO GOVERN.

         This Agreement is executed and delivered in the State of Texas and shall be governed, construed and enforced in accordance with the laws of the State of Texas.

14.      ASSIGNMENT.

         This Agreement is personal to the parties, and neither this Agreement nor any interest herein may be assigned (other than by will or by the laws of descent and distribution) without the prior written consent of the parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Employee or any of his beneficiaries or any other person. Notwithstanding the foregoing, the Company shall be permitted to assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise, if the Company obtains the assumption of this Agreement by such successor.

15.      BINDING AGREEMENT.

         Subject to the provisions of Section 14 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective representatives, successors, and assigns.

16.      REFERENCES AND GENDER.

         All references to "Sections" and "Subsections" contained herein are, unless specifically indicated otherwise, references to sections and subsections of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of either gender shall include the other gender where appropriate.

17.      WAIVER.

         No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver, and no waiver of any right shall be deemed to be a waiver of any such right in the future.

18.      NOTICES.

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         Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and will be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or deposited with Federal Express courier service for next day delivery, addressed to the party or parties at 17811 Waterview Parkway, Dallas, Texas 75252, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

19.      OTHER INSTRUMENTS.

         The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

20.      HEADINGS.

         The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

21.      INVALID PROVISION.

         Any clause, sentence, provision, section, subsection, or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection, or paragraph so held to be invalid, illegal or ineffective.

22.      RIGHTS UNDER PLANS AND PROGRAMS.

         Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Employee may be entitled under any other agreement, plan, arrangement, or program providing benefits for the Employee.

23.      MULTIPLE COPIES.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The terms of this Agreement shall become binding upon each party from and after the time that he or it executed a copy hereof. In like manner, from and after the time that any party executes a consent or other document, such consent or other document shall be binding upon such parties.

24.      WITHHOLDING OF TAXES.

         The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

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25.      LEGAL FEES AND EXPENSES.

         The Company shall pay and be responsible for all legal fees and expenses which the Employee may incur as a result of the Company's failure to perform under this Agreement or as a result of the Company or any successor contesting the validity or enforceability of this Agreement.

26.      SET OFF OR COUNTERCLAIM.

         Except with respect to any claim against or debt or other obligation of the Employee properly recorded on the books and records of the Company, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Employee or his beneficiaries provided for in this Agreement in respect of any claim against or debt or other obligation of the Employee, whether arising hereunder or otherwise.

27.      ASSIGNMENT, PROTECTION AND CONFIDENTIALITY OF PROPRIETARY INFORMATION.

         Employee acknowledges and agrees that all items of the Company's Proprietary Information constitute valuable, special and unique assets and trade secrets of its business, which provide to the Company a competitive advantage over others who do not have access thereto and access to which is essential to the performance of Employee's duties hereunder. Employee shall not, during the term of this Agreement or thereafter, use or disclose any Proprietary Information that is not otherwise publicly available, in whole or in part, for his benefit or for the benefit of any other person or party, except for the Company. As used herein, "Proprietary Information" includes, but is not limited to, customer lists and prices, whether current or prospective, product designs or other product information, experimental developments and other research and development information, testing processes, marketing studies and research activities, and any other trade secrets concerning the Company, its shareholders, officers, directors, employees, business prospects, customers, transactions, finances, affairs, opportunities, operations, properties or assets. The Employee further agrees that all inventions, devices, compounds, processes, formulas, techniques, improvements and modifications which he may develop, in whole or in part, during the term of his employment or through or with the facilities, equipment or resources of the Company shall be and remain the sole and exclusive property of the Company. The Employee agrees to deliver to the Company at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents (including copies thereof and all embodiments thereof whether in computerized form or any other medium) relating to the business or affairs of the Company or its subsidiaries which he may then possess or have under his control. Employee shall maintain in good condition all tangible and other forms of Proprietary Information in Employee's custody or control until his obligations under the preceding sentence are satisfied. Employee agrees to execute all documents and take such other actions as may be required to comply with this Section.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                          INTERVOICE, INC.




                                          By: /s/ DAVID W. BRANDENBURG
                                             -----------------------------------

                                          Name:     David W. Brandenburg
                                          Title:    Chairman of the Board
                                                    and Chief Executive Officer



                                           /s/ CRAIG E. HOLMES
                                          ---------------------------
                                          CRAIG E. HOLMES





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